UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(7)	☐

Kabushiki Kaisha Ikeda Ginkou Kabushiki Kaisha Senshu Ginkou
(Name of Subject Company)
The Bank of Ikeda, Ltd. The Senshu Bank, Ltd.
(Translation of Subject Company’s Name into English (if applicable))
Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)
The Bank of Ikeda, Ltd. The Senshu Bank, Ltd.
(Name of Person(s) Furnishing Form)
Common Stock
(Title of Class of Subject Securities)
N/A
(CUSIP Number of Class of Securities (if applicable))
The Bank of Ikeda, Ltd.
Attn: Atsushi Otsuka
Deputy General Manager
18-14, Chayamachi, Kita-ku, Osaka 530-0013, Japan
Phone: +81-6-6375-3956

The Senshu Bank, Ltd.
Attn: Takayoshi Fujiwara
26-15, Miyamoto-cho, Kishiwada, Osaka, 596-8654, Japan
Phone: +81-72-423-8501

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
N/A
(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit Number
(1)	Securities Registration Statement (dated June 10, 2009)

(2)	Convocation Notice of The Bank of Ikeda, Ltd. (dated June 11, 2009)

(3)	Convocation Notice of The Senshu Bank, Ltd. (dated June 11, 2009)

Item 2.  Informational Legends

The required legend is prominently included in the documents referred to in Item 1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Exhibit Number
(4)
Authorized signature, signed by Moritaka Hattori, President and Chief Executive Officer of The Bank of Ikeda, Ltd.  (Excerpt from “AUTHORIZED SIGNATURES” issued by The Bank of Ikeda, Ltd. in October 2008)

(5)
Authorized signature, signed by Akira Tahara, General Manager of the Management Planning Division of The Senshu Bank, Ltd.  (Translation of the Japanese original “SIGNATURE AUTHORIZATION CARD” issued by The Senshu Bank, Ltd. on May 1, 2009)

PART III – CONSENT TO SERVICE OF PROCESS

The Bank of Ikeda submitted a written irrevocable consent and power of attorney on Form F-X to the Securities and Exchange Commission as of May 27, 2009.

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

THE BANK OF IKEDA, LTD.

By:	/s/ Atsushi Otsuka
Name:	Atsushi Otsuka
Title:	Deputy General Manager

Date: June 15, 2009

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

THE SENSHU BANK, LTD.

By:	/s/ Akira Tahara
Name:	Akira Tahara
Title:	General Manager
Management Planning Division

Date: June 15, 2009